Contact:	Thomas J. Linneman	For immediate release
513-661-0457

Cheviot Financial Corp. Reports Third-Quarter Earnings

CINCINNATI, Ohio – October 31, 2013 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings of $21,000, or less than $0.01 per share for the quarter ended September 30, 2013, compared to net earnings of $499,000, or $0.07 per share for the quarter ended September 30, 2012.  Net earnings for the nine months ended September 30, 2013 was $1.1 million, or $0.15 per share, compared to $2.6 million, or $0.35 per share for the nine months ended September 30, 2012.

The decrease in earnings primarily reflects the effects of reduced loan originations by the Bank.  This resulted in shrinking loan balances in loans held for investment, as well as lower levels of loan sales which reduced other income.  The decrease in loan originations occurred during a period when mortgage rates increased quickly, dramatically reducing our mortgage loan demand.

As a result of the reduced profits of the Bank and the decline in the mortgage loan production during the third quarter ended September 30, 2013, the Bank has restructured the mortgage operations department and made necessary changes to reflect the current and anticipated mortgage lending environment.    Despite the decline in mortgage lending, the Bank has increased emphasis on commercial lending resulting in commercial loan originations of approximately $8.9 million during the three months ended September 30, 2013.  With these changes, all operating expenses will continue to be reevaluated for cost reductions.

Commenting on the Company’s performance, President and Chief Executive Officer Thomas J. Linneman stated, “Although we are disappointed in the decline in our net interest margin due to the current interest rate environment, we are pleased our efforts to increase loan quality and reduce delinquencies have continued to decrease the non-performing loans in our portfolio.”  Non-performing loans as a percent of total loans decreased to 2.76% at September 30, 2013 from 3.36% at September 30, 2012.

For the three months ended September 30, 2013:

Net earnings for the three months ended September 30, 2013 totaled $21,000, a $478,000 decrease from the $499,000 earnings reported in the September 2012 period.  The decrease in net earnings reflects a decrease in other income of $625,000 and a decrease of $388,000 in net interest income, which was partially offset by a decrease of $5,000 in the provision for losses on loans, a decrease in general, administrative and other expenses of $280,000 and by a decrease of $250,000 in the provision for federal income taxes.

Total interest income decreased $686,000, or 12.8%, to $4.7 million for the three-months ended September 30, 2013, from the comparable quarter in 2012.   Interest income on loans decreased $583,000, or 13.2%, to $3.8 million during the 2013 quarter from $4.4 million for the 2012 quarter.  This decrease was due primarily to a $18.6 million, or 5.3%, decrease in the average balance of loans outstanding and by a 42 basis point decrease in the average yield on loans to 4.55% for the 2013 quarter from 4.97% for the three months ended September 30, 2012.  Interest income on mortgage-backed securities increased $5,000, or 10.2%, to $54,000 for the three months ended September 30, 2013, from $49,000 for the comparable 2012 quarter, due primarily to a $2.1 million, or 20.2% increase in the average balance of securities outstanding, which was partially offset by a 16 basis point decrease in the average yield.  Interest income on investment securities decreased $99,000, or 12.2%, to $712,000 for the three months ended September 30, 2013, compared to $811,000 for the same quarter in 2012, due primarily to a decrease of $16.4 million, or 9.0% in the average balance of investment securities outstanding and by a 6 basis point decrease in the average yield to 1.73% in the 2013 quarter.  Interest income on other interest-earning deposits decreased $9,000, or 8.7% to $94,000 for the three months ended September 30, 2013.

Interest expense decreased $298,000, or 21.9% to $1.1 million for the three months ended September 30, 2013, from $1.4 million for the same quarter in 2012.  Interest expense on deposits decreased by $249,000, or 21.8%, to $894,000, from $1.1 million, due primarily to a 17 basis point decrease in the average cost of deposits to 0.75% and a $21.7 million, or 4.4% decrease in the average balance of deposits outstanding.  The decrease in the average cost of deposits is due to the overall changes in the deposit composition and lower market rates for the period.  Interest expense on borrowings decreased by $49,000, or 22.3%, due primarily to a $5.5 million decrease in the average balance outstanding, and due to a 5 basis point decrease in the average cost of borrowings.

As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $388,000, or 9.7%, to $3.6 million for the three months ended September 30, 2013, as compared to the same quarter in 2012.  The average interest rate spread decreased to 2.75% for the three months ended September 30, 2013 from 2.82% for the three months ended September 30, 2012.  The net interest margin decreased to 2.79% for the three months ended September 30, 2013 from 2.89% for the three months ended September 30, 2012.

For the three months ended September 30, 2013, the company recorded a provision for losses on loans of $585,000, as compared to $590,000 for the three months ended September 30, 2012.  At September 30, 2013 non-performing loans as a percent of net loans decreased to 2.8% from 3.4% at September 30, 2012.  This decrease is a result of the overall decrease in non-performing loans of $2.3 million from period to period.

Other income decreased $625,000, or 55.0%, to $511,000 for the three months ended September 30, 2013, compared to the same quarter in 2012.  The decrease is due primarily to a decrease in the gain on sale of loans of $583,000.

General, administrative and other expense decreased $280,000, or 7.3%, to $3.6 million for of the three months ended September 30, 2013.  This decrease is primarily a result of a decrease in employee compensation and benefits of $153,000, a decrease in real estate owned impairment of $161,000 and a decrease in property, payroll and other taxes of $90,000, which was partially offset by an increase in other operating expense of $234,000 as a result of real estate tax expense for real estate acquired through foreclosure.

The provision for federal income taxes decreased $250,000, or 128.9%, for the three months ended September 30, 2013.   There was a tax benefit for the three months ended September 30, 2013 totaling $56,000.

For the nine months ended September 30, 2013:

Net earnings for the nine months ended September 30, 2013 totaled $1.1 million, a $1.5 million decrease from the $2.6 million in net earnings reported for the September 2012 period.  The decrease in net earnings reflects a decrease in net interest income of $772,000 and a decrease in other income of $1.3 million and an increase in general, administrative and other expense of $73,000, which were partially offset by a decrease of $65,000 in the provision for losses on loans and a decrease in the provision for federal income taxes of $559,000.

Total interest income decreased $1.8 million or 10.8%, to $14.6 million for the nine-months ended September 30, 2013, from the comparable quarter in 2012.   Interest income on loans decreased $2.0 million, or 14.4%, to $11.8 million during the 2013 period from $13.8 million for the 2012 period.  This decrease was due primarily to a $30.9 million decrease in the average balance of loans outstanding and a 32 basis point decrease in the average yield to 4.71% from 5.03% in the 2013 nine month period.  Interest income on mortgage-backed securities decreased $22,000, or 13.9%, to $136,000 for the nine months ended September 30, 2013, from $158,000 for the 2012 period, due primarily to a 16 basis point decrease in the average yield and a $650,000 decrease in the average balance of securities outstanding period to period.  Interest income on investment securities increased $233,000, or 11.0%, to $2.4 million for the nine months ended September 30, 2013, compared to $2.1 million for the same period in 2012, due primarily to an increase of $21.6 million, or 14.1%, in the average balance of investment securities outstanding, which was partially offset by a 5 basis point decrease in the average yield to 1.79% for the 2013 period. Interest income on other interest-earning deposits decreased $1,000, or 0.3%, to $290,000 for the nine months ended September 30, 2013, as compared to the same period in 2012.

Interest expense decreased $1.0 million, or 23.1%, to $3.3 million for the nine months ended September 30, 2013, from $4.3 million for the same period in 2012.  Interest expense on deposits decreased by $841,000, or 23.2%, to $2.8 million from $3.6 million, due primarily to a $16.1 million decrease in the average balance outstanding, which was partially offset by 20 basis point decrease in the average cost of deposits to 0.77% during the 2013 period.  Interest expense on borrowings decreased by $161,000, or 22.7%, due primarily to a $6.1 million, or 21.6%, decrease in the average balance outstanding and a 5 basis point decrease in the average cost of borrowings.

As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $772,000, or 6.4%, to $11.3 million for the nine months ended September 30, 2013.  The average interest rate spread decreased 9 basis points to 2.81% for the nine months ended September 30, 2013 from 2.90% for the nine months ended September 30, 2012.  The net interest margin decreased to 2.85% for the nine months ended September 30, 2013 from 2.94% for the nine months ended September 30, 2012.

For the nine months ended September 30, 2013, the Corporation recorded a provision for losses on loans of $925,000, as compared to $990,000 for the nine months ended September 30, 2012.  The decrease in the loan loss provision reflects a decrease in the loan portfolio of $3.4 million and a decrease of $2.3 million in non-performing originated loans from December 31, 2012.

Other income decreased $1.3 million, or 39.2%, to $2.0 million for the nine months ended September 30, 2013, compared to the same period in 2012, due primarily to a loss of $255,000 on sale of office premises and equipment, a decrease in the gain on sale of loans of $710,000 and the absence during the 2013 period of a gain on death benefits from life insurance of $492,000.  During the second quarter of 2013, the Corporation sold the former Franklin Savings headquarters.

General, administrative and other expense increased $73,000, or 0.7%, to $11.0 million for the nine months ended September 30, 2013, from $10.9 million for the comparable period in 2012.  The increase is a result of an increase of $227,000 in other operating expense.  The increase in other operating expense is a result of real estate tax expense for real estate acquired through foreclosure.

The provision for federal income taxes decreased $559,000, or 62.8%, for the nine months ended September 30, 2013.   The effective tax rate for the six months ended June 30, 2013 was 23.5%.

Financial Condition Changes at September 30, 2013 and December 31, 2012:

At September 30, 2013, total assets were $591.7 million, compared with $632.0 million at December 31, 2012.  Total assets decreased $40.2 million, or 6.4%, primarily due to the decrease in investment securities of $31.5 million and a decrease in loans receivable of $3.4 million.  The decrease in investment securities was a result of maturities of $106.2 million and a decrease in the fair market value of securities designated as available for sale of $8.2 million, which was offset by purchases of investment securities designated as available for sale totaling $80.9 million and purchases of corporate securities of $1.9 million.  The decrease in loans receivable resulted from the sale of loans in the secondary market of $33.3 million and principal repayments of $53.3 million, which was partially offset by loan originations of $85.8 million.  As a result of the current low interest rate environment and to reduce interest rate risk, all 30 year fixed rate mortgage loans are sold in the secondary market.

Total liabilities were $498.6 million at September 30, 2013, a decrease of $25.5 million, or 4.9% compared to $524.1 million at December 31, 2012.  The decrease in total liabilities is a result of a decrease of $19.2 million, or 3.9% in total deposits which totaled $471.5 million at September 30, 2013, as compared to $490.6 million at December 31, 2012.  Advances from the Federal Home Loan Bank of Cincinnati decreased by $4.2 million, or 17.3%, to $20.1 million at September 30, 2013, from $24.3 million at December 31, 2012.  The decrease is a result of approximately $4.1 million in repayments during the nine months ended September 30, 2013.

Shareholders’ equity at September 30, 2013 was $93.1 million, a decrease $14.8 million, or 13.7%, from December 31, 2012.  The decrease primarily resulted from purchasing 759,654 shares at an average price of $11.22 per share through the stock buyback program for a total cost of $8.6 million, dividend payments on common stock of $1.9 million and an increase in the unrealized loss on securities designated as available for sale of $5.4 million, which was partially offset by net income of $1.1 million.  At September 30, 2013, tangible book value per share was $11.95 as compared to $12.68 at December 31, 2012.  Tangible book value per share was affected by the decrease in the fair market value of investment securities designated as available for sale as other comprehensive loss increased   during the 2013 period.  Over time, the impact on tangible book value per share can improve as investments are called or mature, however, a sudden increase in interest rates can have an adverse effect, as increases in rates may increase accumulated comprehensive loss.

Cheviot Financial Corp.

SUMMARIZED
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION AND
CONSOLIDATED STATEMENTS OF INCOME

The following tables set forth selected financial and other data of Cheviot Financial Corp. at the dates and for the periods presented.

	For the Nine Months Ended
	(Unaudited)	(Unaudited)
	9/30/2013	9/30/2012
Selected Operating Data:
Total interest income………………………………..	$14,623	$16,397
Total interest expense……………………………….	3,328	4,330
Net interest income………………………………….	11,295	12,067
Provision for losses on loans………………………..	925	990
Net interest income after provision for losses on loans....................................	10,370	11,077
Total other income…………………………………..	1,999	3,290
Total general, administrative and other expense………………………………………	10,961	10,888
Earnings before income taxes……………………….	1,408	3,479
Federal income taxes………………………………..	331	890
Net earnings………………………………………….	$1,077	$2,589

Earnings per share – basic and diluted………………	$0.15	$0.35

	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012
ASSETS:	(In thousands)
Cash and cash equivalents…………………………..	$15,873	$28,656	$48,588	$25,114	$35,357
Investment securities available for sale ……………	164,483	164,450	167,583	195,963	191,039
Mortgage-backed securities available for sale……..	9,792	5,278	5,576	6,029	6,386
Mortgage-backed securities held to maturity – at cost	3,221	3,363	3,479	3,581	3,730
Loans receivable, net (1) …………………………….	337,048	333,983	333,447	340,414	343,836
Other assets………………………………………….	61,324	62,564	61,577	60,881	53,086
Total Assets…………………………………………	$591,741	$598,294	$620,250	$631,982	$633,434

LIABILITIES:
Deposits………………………………………………	$471,493	$477,381	$486,207	$490,646	$494,929
Advances from the Federal Home Loan Bank………	20,108	21,197	22,331	24,314	25,399
Other liabilities………………………………………	7,008	6,012	6,526	9,122	5,728
Total Liabilities…………………………………….	498,609	504,590	515,064	524,082	526,056
Total Shareholders’ equity………………………….	93,132	93,704	105,186	107,900	107,378
Total Liabilities & Shareholders’ equity…………	$591,741	$598,294	$620,250	$631,982	$633,434

	For the Three Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012
	(In thousands, except per share data)

Total interest income	$4,682	$4,860	$5,081	$5,292	$5,368
Total interest expense	1,065	1,103	1,160	1,271	1,363
Net interest income	3,617	3,757	3,921	4,021	4,005
Provision for losses on loans	585	285	55	290	590

Net interest income after provision for losses on loans	3,032	3,472	3,866	3,731	3,415
Total other income	511	542	947	1,035	1,136

Total general, administrative and other expense	3,578	3,696	3,687	3,674	3,858
Earnings (loss) before income taxes	(35)	318	1,126	1,092	693
Federal income taxes (benefit)	(56)	53	335	327	194
Net earnings	$21	$265	$791	$765	$499

Earnings per share – basic and diluted	$0.00	$0.04	$0.11	$0.10	$0.07

(1)	Includes loans held for sale, net of allowance for loan losses and deferred loan costs.

Cheviot Financial Corp.
SELECTED FINANCIAL AND OTHER DATA

	For the Three Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012

Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets	0.01%	0.17%	0.51%	0.48%	0.31%
Return on average equity	0.09	1.02	2.93	2.83	1.84
Average equity to average assets	15.81	16.87	17.30	17.09	17.03
Net interest margin (2)	2.79	2.86	2.91	2.88	2.89
Interest rate spread (2)	2.75	2.82	2.86	2.82	2.82
Average interest-earning assets to average
interest-bearing liabilities	104.75	104.43	105.84	107.61	106.35
Total general, administrative and other expenses
to average total assets	2.40	2.40	2.36	2.32	2.43
Efficiency ratio (3)	86.68	85.97	75.74	72.67	75.04

Other Financial Ratios:
Basic earnings per share	$0.00	$0.04	$0.11	$0.10	$0.07
Diluted earnings per share	$0.00	$0.04	$0.11	$0.10	$0.07
Tangible book value per common share	$11.95	$12.03	$12.72	$12.68	$12.67
Shares outstanding	6,836,903	6,836,903	7,363,326	7,596,557	7,596,557
Weighted average shares	6,628,648	6,905,946	7,300,012	7,348,785	7,348,351
Weighted average diluted shares	6,635,467	6,913,638	7,306,700	7,354,823	7,355,046

Asset Quality Ratios:
Nonperforming loans as a percent of net loans (4)	2.76%	2.88%	3.59%	3.14%	3.36%
Nonperforming assets as a percent of total assets (4)	2.29	2.43	2.67	2.32	2.42
Allowance for loan losses as a percent of net loans	0.47	0.46	0.48	0.63	0.58
Allowance for loan losses as a percent of nonperforming assets (4)	11.61	10.52	9.71	14.73	13.05
Allowance for loan losses as a percent of net originated loans (5)	0.56	0.55	0.59	0.81	0.79
Allowance for loan losses as a percent of net purchased loans (5)	0.44	0.43	0.45	0.54	0.41
Allowance for loan losses as a percent of originated non-performing assets (5)	17.79	15.21	14.23	19.41	17.75
Allowance for loan losses as a percent of purchased non-performing assets (6)………………….	10.04	9.58	9.85	11.17	8.70
Net charge-offs to average loans	0.11	0.11	0.18	0.17	0.14

Regulatory Capital Ratios:
Tangible capital	13.47%	13.31%	12.77%	12.39%	12.56%
Core capital	13.47	13.31	12.77	12.39	12.56
Risk-based capital	25.50	25.67	25.30	25.60	26.31

Number of:
Banking offices	12	12	12	12	12

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.
(2)
Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.
(4)
Nonperforming loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while nonperforming assets consist of non-performing loans and real estate acquired through foreclosure.  Includes non-performing assets acquired from First Franklin Corporation.

(5)
Ratios exclude the effects of loans and non-performing assets acquired from First Franklin Corporation, as such purchased loans and assets are recorded at fair value at the time of acquisition, and without the related allowance for loan losses as reflected on the target entity’s financial statements.

(6)	Net purchased loans and non-performing assets includes one-to-four family residential loans without a credit quality discount applied only.

Cheviot Savings Bank was established in 1911 and currently has twelve full-service offices in Hamilton County, Ohio.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.